This document is Cimpress’ first quarter fiscal year 2017 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide. Cimpress N.V. Q1 FY2017 Earnings Presentation 1

Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q1 fiscal 2017 earnings presentation that accompanies these remarks. Cimpress N.V. Q1 FY2017 Earnings Presentation 2

This presentation is organized into the categories shown on the left hand side of this slide. Robert Keane, CEO, and Sean Quinn, CFO, will host a live question and answer conference call tomorrow, October 27th at 7:30 a.m. U.S. Eastern daylight time which you can access through a link at ir.cimpress.com. Cimpress N.V. Q1 FY2017 Earnings Presentation 3

As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, Cimpress' uppermost priorities are described above. Extending our history of success into the next decade and beyond in line with these top-level priorities is important to us. Even as we report results on a quarterly basis it is important for investors to understand that we manage to a much longer-term time horizon and that we explicitly forgo short-term actions and metrics except to the extent those short-term actions and metrics support our long- term goals. Cimpress N.V. Q1 FY2017 Earnings Presentation 4

Total revenue for the first quarter was $443.7 million, reflecting an 18% increase year over year in USD and a 19% increase in constant currencies. Excluding the revenue from the addition of our acquisitions in the past 4 quarters (i.e. Alcione, Tradeprint and WIRmachenDRUCK), constant-currency revenue growth was 6%. Our first quarter consolidated revenue was in line with our expectations as we saw continued strength in the Vistaprint business and many of our brands around the world. However, our results were impacted by a number of discrete items described later in this presentation, most of which were anticipated and described in our commentary last quarter and at our August 2016 investor day. Our Q1 GAAP operating income declined significantly year over year to a loss position with some anticipated headwinds from an amendment to the WIRmachenDRUCK earn-out arrangement, the loss of certain partner revenue and profits, increased organic investment spend, including the reduction of Vistaprint shipping pricing, and the implementation of our new long-term incentive program. Additionally, operating loss was negatively impacted by both an increase in the earn-out liability for the WIRmachenDRUCK acquisition resulting from strong performance and increased backlog at the end of the quarter due to extreme weather causing flooding at our production facility in North America (timing only) at the end of the quarter. Our Q1 adjusted NOPAT was influenced by many of the same trends in operating income but the year-over-year decline was less pronounced since the earn-out impacts are excluded from adjusted NOPAT. Please see additional detail later in this presentation for the drivers of our GAAP operating and net loss. Cimpress N.V. Q1 FY2017 Earnings Presentation 5

Vistaprint Business Unit

- Continued traction with customer value proposition improvements
  - 7% reported revenue growth for Q1
  - 8% constant-currency growth for Q1
  - 200 bps impact of backlog increase from flooding
  - Double-digit repeat bookings growth
  - New customer bookings growth driven by improved customer count and order value
  - Continued growth in gross profit per customer
  - Focus categories growing faster than VBU average
- Vistaprint ad spend up in absolute dollars and as a percent of revenue due to backlog increase



TTM Bookings: New & Repeat Mix
% TTM Bookings from new orders
% TTM Bookings from repeat orders
28% 27% 27% 27% 27% 26% 26% 26% 25%
72% 73% 73% 73% 73% 74% 74% 74% 75%
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1FY17



Vistaprint BU Advertising Spend
22% 22% 24% 22% 23% 21% 22% 21% 24%
$56 $76 $65 $59 $62 $73 $64 $65 $69
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1FY17
Vistaprint BU Advertising Expense
Vistaprint BU Advertising as % of revenue

Note: In Q1 2016, Cimpress moved its retail and strategic partner program into a separate business unit. The results of this program were formerly reported as part of the Vistaprint business unit and are now included in the All Other business units reportable segment. All historical results presented here exclude the results of this program for ease of comparison.

6

For our Vistaprint business unit, this quarter we continued our multi-year effort to reposition the value proposition of that brand beyond its previous focus on the most price- and discount-sensitive customers (a market segment we refer to as "price primary") toward micro-businesses that seek a variety of value drivers such as quality, reliability, pricing transparency and broader selection (a market segment we refer to as "higher expectations").

- First quarter Vistaprint business unit revenue grew 8% in constant-currency terms and 7% in reported terms year over year. The increased Vistaprint backlog due to flooding caused by extreme weather that shut down our largest production location at the end of the quarter reduced segment revenue growth by about 200 basis points. Vistaprint's bookings growth was in line with expectations across all major markets, including in European markets.
- As you can see from the first chart above, repeat bookings as a percent of total bookings has been slowly but steadily increasing. On a constant-currency basis, repeat bookings continued to grow at double-digit rates. We attribute this trend to a combination of our efforts to improve our customer value proposition and retention, as well as changes we made during that period to de-emphasize deep-discount offers that had previously cast a wide customer acquisition net for relatively low-value customers. New customer bookings grew again at single-digit rates, as first order revenue continues to grow. New customer count grew year over year for the second quarter in a row.
- This quarter the Vistaprint business unit saw continued traction in gross profit per customer as we continue to acquire higher-value customers and our repeat rates improve. We also continue to see stable to improving customer loyalty scores.
- Vistaprint is executing well in our focus product areas. Signage, marketing materials, promotional products and apparel continue to grow faster than our average Vistaprint business unit growth.

We conclude from the combination of these trends that the Vistaprint business unit continues to strengthen as a result of the many changes and investments we have made over the past several years. We are optimistic about the progress we're making toward our aspiration of sustainably returning the Vistaprint business unit to double-digit revenue growth. However, we expect growth rates to fluctuate as we continue to make further investments that we believe will improve the value proposition to Vistaprint customers, often at the expense of higher near-term revenue and profit.

One such investment is the previously described shipping price reductions. To date, we have rolled out such reductions in the UK, France and Germany, and we have done some extensive testing in the US market with a plan for a broader US roll out in January. Based on the data collected since these fairly recent changes, the shipping price reductions have improved customer satisfaction, repeat rates and conversion rates. The shipping price changes and tests to date have hurt near-term revenue growth and profits in Q1 FY17 (profit impact was roughly $5 million). We continue to expect a roughly $20 million profit impact from these changes for all of FY17.

Vistaprint advertising spend as a percent of revenue increased 100 basis points year over year for the first quarter. This was influenced by the weather-related backlog issue as well as typical quarter-to-quarter fluctuations in advertising spend.

Cimpress N.V. Q1 FY2017 Earnings Presentation 6

Our Upload and Print business units segment met our expectations during the first quarter at the aggregate level. • Q1 revenue in this segment grew 12% in constant currencies excluding acquisitions from the past year. Inclusive of all M&A, segment revenue grew 72% in reported terms and 73% in constant currencies. The organic year-over-year constant currency growth rate declined sequentially to 12% this quarter, with fluctuations by business, as well as our previously described expectation that this growth would moderate as we passed the anniversary of some of the slower-growing acquisitions. The constant-currency growth across the full portfolio of Upload and Print businesses (i.e., if we had owned all these businesses for more than a year) was higher than the organic growth in this segment this quarter. We remain confident in our ability to drive strong returns in this segment overall. • The WIRmachenDRUCK acquisition which closed in February continues to perform well as evidenced by the increase in fair value of the related earn-out liability. As we've said over the past year, the growth rates of the various upload and print businesses vary significantly, and we also expect the growth of some of the faster-growing businesses to fluctuate and moderate over time. As described in our July 27, 2016 letter to investors, we expect double-digit growth in this segment for the foreseeable future. Cimpress N.V. Q1 FY2017 Earnings Presentation 7

All Other Business Units

- All Other business units Y/Y decline:
  - 17% reported revenue decline for Q1
  - 19% constant-currency revenue decline for Q1
- Most of World and Albumprinter B2C growth more than offset by year-over-year declines in certain partner revenue as expected

What businesses are in this reportable segment?

Albumprinter	albelli, BONUSPRINT, Foto Knudsen, Önskefoto
Most of World	• Brazil • Japan • India • China
Corporate Solutions	• 3rd parties that sell our products (branded or white-labeled) • Franchise businesses • Others

8

Our All Other business units segment includes our Albumprinter business unit, Most of World business units in Japan, India, Brazil and China, and our Corporate Solutions business unit, which is focused on partnerships with third-party merchants and mid-sized businesses. All Other business units segment revenue declined 17% in reported terms and 19% in constant currencies.

As described previously, two meaningful partnerships wound down last fiscal year (one in our Corporate Solutions business and one in our Albumprinter business) driving the year-over-year revenue decline in this segment. Corporate Solutions continues to build foundations for new growth opportunities and remains early in this process. Albumprinter's direct-to-consumer business continues to grow.

The Most of World business units continue strong growth off a relatively small base. Our objective in Most of World remains the same: to build foundations that we expect to help us build for the long term in these large but complicated and heterogeneous markets; therefore we continue to operate at a significant operating loss as previously described and as planned.

Cimpress N.V. Q1 FY2017 Earnings Presentation 8

Our mass customization platform (MCP) team continues to ramp their multi-year investment in building a software-enabled platform that connects our merchants (i.e. our customer-facing brands) with our fulfillers (i.e. our manufacturing facilities and our supply chain partners). The objective of MCP is to build, over time, scale- based competitive advantages in terms of: • Selection (the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers) • Conformance (the degree to which we deliver products to customers as specified, on time) • Cost (reducing the cost of delivering any given selection, in conformance with specification) We continue to work toward a future state in which multiple brands can offer a broad selection of products to their customers by connecting to our mass customization platform. We remain early in the journey toward our vision for MCP, but we are encouraged by the steady progress we are making. Cimpress N.V. Q1 FY2017 Earnings Presentation 9

Please note the following in regard to adjusted Net Operating Profit (NOP) by segment: • Year-over-year currency fluctuations have an impact on these numbers, especially since we do not allocate the gains from hedging contracts to the segment level like we do for consolidated adjusted NOPAT. • In the past, the cost for many activities necessary for the operation of the Vistaprint business unit were classified as corporate or MCP costs. This is because historically we operated the merchant, fulfiller and corporate functions as an integrated business. In Q1 2017, we began to further improve the cross-segment comparability of these numbers. In the chart above, we recast prior-period results to reflect the transfer of a technology team that supports the Vistaprint business from MCP costs to Vistaprint costs, as well as the net transfer of finance employees from the Upload and Print business units to corporate and global functions, due to changes in our internal organization structure. The performance of each segment was broadly in line with our expectations. Q1 Adjusted Net Operating Profit by segment is as follows: • Vistaprint business unit: down by $6.2 million year over year primarily due to the roll-out of planned shipping price reductions ($4.9 million profit impact year-over-year), increased advertising spend and the impact of the weather-related backlog increase in one of our facilities at the end of the quarter as well as a year-over-year currency impact, partly offset by efficiencies in other parts of the business. Adjusted NOP margin decreased from 24% to 20% year over year. • Upload and Print business units: up by $4.6 million year over year due to the addition of profits from newly acquired businesses, as well as increased profits from earlier acquisitions, partially offset by increased investments in group oversight, technology and marketing where we expect to continue to invest in fiscal 2017. Adjusted NOP margin decreased from 15% to 12% year over year, as newer acquisitions have had lower NOP margins than earlier upload and print acquisitions, and we are making investments which we believe will help these business units drive growth and improve their ability to scale. • All Other business units: down by $8.5 million year over year due primarily to a year-over-year reduction of certain partner profits of approximately $5.7 million for the quarter, as well as increased investments in Corporate Solutions. Adjusted NOP margin declined from (3)% to (36)% year over year. Q1 corporate and mass customization platform expenses were up by $11.9 million year over year, primarily due to the implementation of the new long-term incentive program (the incremental accounting impact of the performance share units relative to past RSU grant value is booked to corporate costs), as well as planned increases in engineering resources and product expansion. This was partially offset by efficiency gains in our administrative functions. Cimpress N.V. Q1 FY2017 Earnings Presentation 10

No notes here - transition slide Cimpress N.V. Q1 FY2017 Earnings Presentation 11

The quarterly trends for reported revenue, constant-currency revenue growth, and constant-currency growth excluding recent acquisitions are illustrated above. As noted earlier, the consolidated growth is positively impacted by our acquisitions for which we do not have a full year-over-year comparison. The organic growth is negatively impacted by the loss of partner revenue as previously anticipated, the reduction of Vistaprint shipping pricing, the weather-related backlog increase at the end of the quarter, and the reduction in organic growth of our Upload and Print segment. Cimpress N.V. Q1 FY2017 Earnings Presentation 12

On a reported basis, the consolidated two-year stacked growth was 31% for the total of Q1 FY16 and Q1 FY17 versus approximately 34% for Q1 FY15 and Q1 FY16. The stacked growth rate for constant-currency organic revenue was approximately 17% for the total of Q1 FY16 plus Q1 FY17 as well as the total of Q1 FY15 and Q1 FY16. The general trend in this number over time is encouraging to us as we believe it is a reflection of improving returns on past investments in our business - though it fell in Q1 with the loss of certain partner revenue, Vistaprint shipping price reductions, and other items. Cimpress N.V. Q1 FY2017 Earnings Presentation 13

Q1 FY2017: Profit Metrics
GAAP Operating Income
GAAP Operating Income
GAAP Operating Income Margin
$17
$60
$4
$15
$12
$68
($18)
$16
($28)
20%
10%
0%
-10%
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1FY17
Adjusted NOPAT
Adjusted NOPAT
Adjusted NOPAT Margin
$23
$67
$16
$20
$16
$83
$24
$17
$(6)
20%
10%
0%
-10%
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1FY17
TTM GAAP Operating Income & Adjusted NOPAT
TTM Operating Income
TTM Adjusted NOPAT
$94 $104
$102 $116
$101 $131
$96 $125
$92 $119
$99 $134
$77 $143
$78 $140
$38 $119
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1FY17
GAAP Net Income (Loss) (1)
GAAP Net Income
GAAP Net Income Margin
$24
$64
$9
($4)
$10
$58
($33)
$17
($29)
20%
10%
0%
-10%
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1FY17
In USD millions. Please see reconciliation of non-GAAP measures at the end of this presentation.
(1)During the fourth quarter of fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring the recognition of excess tax benefits as a component of income tax expense which were historically recognized in equity. FY 2016 and 2017 results reflect this change, but it was not retrospectively adjusted for FY 2015.
14

The quarterly trends for various measures of income and profit are illustrated above. As we have described, adjusted NOPAT is the measure that management uses to assess our near-term financial performance relative to near-term budgets.

For the first quarter, GAAP operating income declined significantly year over year to a loss position due to the following factors:

- An increase in earn-out related charges of $16.0 million associated with the acquisition of WIRmachenDRUCK. As described last quarter, we amended the contingent consideration in a way that required us to accelerate a portion of the earn-out expense for accounting purposes ($7.0 million of this charge). The charges also include a $9.0 million increase in fair value as a result of strong performance.
- An increase in share-based compensation expense of $5.4 million. $3.4 million was due to the acceleration of the vesting of equity awards from an acquisition-related employment contract, and $3.4 million of this was due to the mid-quarter implementation of our previously described long-term incentive program. This was partially offset by a roll-off of expenses from past grants.
- Approximately $5.7 million relative to the prior-year period due to the termination of two partner contracts as previously described.
- A negative profit impact related to delayed revenue recognition in the Vistaprint business as the result of weather-induced flooding in our North American manufacturing facility during the last two days of the quarter. The year-over-year change in backlog created a 200 basis point drag on Vistaprint revenue for the first quarter (the revenue and related profit will be recognized in the second quarter).
- As previously described in our letter to investors on July 27, 2016, we plan and have begun to significantly increase our organic investments in fiscal year 2017 compared to fiscal year 2016. The full year impact of this is expected to be roughly $67 million on an operating income and adjusted net operating profit basis (including a $20 million estimated profit impact related to the reduction of Vistaprint shipping prices).

Our Q1 adjusted NOPAT was influenced by many of the same trends in operating loss but the year-over-year decline was less pronounced. Adjusted NOPAT is also burdened with the full expense of one of our leased facilities, which is partially recorded in our interest expense in our GAAP results. Additionally, cash taxes attributable to the current period increased year over year.

In the quarter, the following below-the-line non-operational items also influenced our GAAP net income:

- Our "Other income (expense), net" was a net loss of about $2.1 million for the quarter.
  - This was primarily currency related. Please see the next slide for a detailed explanation of the underlying currency drivers.
- Total interest expense, net was $9.9 million in the quarter.
  - The accounting treatment of our new leased office facility in Massachusetts results in a portion of the lease payments flowing through our interest expense line. These expenses replace those of the lease from our former leased facility at a similar total expense, but the former lease was 100% booked in operating expenses. The new lease payments started in September 2015. The cost in Q1 FY17 was $2.0 million, versus an expense of $0.4 million in the year-ago period. We include this lease-related interest expense in our adjusted NOPAT calculation.
  - The remaining portion of interest expense, net of $7.9 million in the quarter is primarily related to our Senior Unsecured Notes and borrowings under our credit facility.

Cimpress N.V. Q1 FY2017 Earnings Presentation 14

Below is additional color on the impact of currency movements on our P&L this quarter. First, the currency impacts that affect both GAAP results and adjusted NOPAT: • Our year-over-year revenue growth rate expressed in USD was negatively impacted by about 100 basis points for the first quarter. Our largest currency exposure for revenue is the Euro though the significant movement in the British Pound year over year is the major driver of the Q1 currency impact. • There are many natural expense offsets in our business, and therefore the net currency exposure to our bottom line is less pronounced than it is for revenue. • For certain currencies where we do have a net exposure because revenue and certain costs are not well matched, we execute currency forward contracts. Realized gains or losses from these hedges are recorded in Other income (expense), net and offset the impact of currency elsewhere in our P&L. The realized gain on hedging contracts was $1.9 million for the first quarter. Second, the currency impacts that further impact our GAAP results but that are excluded from our adjusted NOPAT are: • Other net currency losses of about $5 million for the quarter primarily related to unrealized non-cash losses on intercompany loans and currency hedges. Cimpress N.V. Q1 FY2017 Earnings Presentation 15

Cash Flow and ROIC Highlights
Consolidated
TTM Cash Flow from Operations (2)
$206 $250 $246 $242 $217 $212 $242 $247 $230
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1FY17
TTM Free Cash Flow (1,2)
$123 $172 $164 $157 $124 $117 $141 $152 $134
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1FY17
TTM Capital Expenditures
Land & Facilities
Mfg & Automation
Other
CapEx as % of revenue
$71 $65 $68 $76 $84 $84 $88 $80 $75
5% 5% 5% 5% 5% 5% 5% 5% 4%
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1FY16 Q2FY16 Q3FY16 Q4FY16 Q1 FY17
TTM Adjusted Return on Invested Capital
18% 19% 20% 18% 17% 18% 17% 16% 14%
Q1FY15 Q2FY15 Q3FY15 Q4FY15 Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1FY17
In USD millions, except percentages. Please see reconciliation of non-GAAP measures at the end of this presentation.
(1) Free cash flow does not include the value of capital leases.
(2) During fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring a change related to the presentation of excess tax benefits on the consolidated statement of cash flows, which we elected to apply on a retrospective basis for all periods shown on this slide.
16

Cash and cash equivalents were approximately $53.6 million as of September 30, 2016. During the quarter, Cimpress implemented a notional cash pool, which allows the company to keep less cash on hand to fund operations of certain subsidiaries, thereby making more cash available to fund investments and/or repay debt.

For the first quarter, we generated $9.6 million in cash from operations, compared with $27.4 million in the first quarter of fiscal 2016. Free cash flow was ($18.1) million in the first quarter compared to ($0.2) million in the same period a year ago. The year-over-year decrease in operating cash flow was primarily due to planned investments in strategic growth initiatives, the loss of certain partner profits, and timing of bonus payouts as the result of a change in our annual bonus program (first quarter results include Q4 FY16 payout as well as Q1 FY17 incorporation of prior bonus target into employee payroll), as described at our August 2016 investor day. The free cash flow decrease was similar to the decrease in operating cash flow as capex spending was $5.1 million lower in Q1 FY2017 compared to Q1 FY2016, partially offset by $3.4 million of additional capitalized software costs.

Our year-over-year trailing twelve-month operating cash flow increased due to increased profitability in our Vistaprint and Upload and Print business units, and the addition of WIRmachenDRUCK profits, partially offset by planned increases in organic investments (operating expense) and the loss of certain partner profits. TTM free cash flow increased with similar trends as TTM operating cash flow, plus a decrease in TTM capex spending. This was partially offset by an increase in TTM capitalized software spending.

On a trailing twelve-month basis, adjusted return on invested capital (ROIC) as of September 30, 2016 decreased versus the year-ago TTM period due to additional debt from our acquisition of WIRmachenDRUCK mid-way through Q3 FY16 and increased investment levels and loss of certain partner contracts weighing on adjusted NOPAT. There was also a slight impact this quarter from the accounting impact of our performance share units, but we expect this to be a larger negative impact to ROIC in future periods. TTM adjusted ROIC was approximately 14%. The GAAP operating measures which we use as a basis to calculate ROIC are total debt and operating income. The year-over-year trend in total debt was up and operating income was down.

Cimpress N.V. Q1 FY2017 Earnings Presentation 16

We provide commentary on EBITDA for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however, we actively monitor it for purposes of ensuring compliance with debt covenants. Based on our debt covenant definitions, our total leverage ratio (which is debt to trailing twelve month EBITDA) was 2.66 as of September 30, 2016, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 1.59. Our debt covenants give pro forma effect for acquired businesses that closed within the trailing twelve month period ending September 30, 2016. When including all acquired company EBITDA only as of the dates of acquisition, our adjusted EBITDA for Q1 FY2017 was $35.1 million, down 30% from Q1 FY2016 and our TTM adjusted EBITDA was $267.5 million, up 11% from the year-ago TTM period. This compares to the trends in operating income discussed on slide 14. In addition to the exclusion of depreciation and amortization (including acquisition- related amortization of intangible assets) which was up significantly year over year in the TTM period, the TTM EBITDA metrics exclude the goodwill and other impairment charges, as well as the share-based compensation costs that are included in our TTM GAAP operating income. During the quarter, we did not repurchase any Cimpress shares. We have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of September 30, 2016. Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a pro forma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year to year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility. We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are: • Total leverage ratio not to exceed 4.5x TTM EBITDA • Senior leverage ratio not to exceed 3.25x TTM EBITDA • Interest coverage ratio of at least 3.0x TTM EBITDA Cimpress N.V. Q1 FY2017 Earnings Presentation 17

No notes here - transition slide Cimpress N.V. Q1 FY2017 Earnings Presentation 18

One quarter into the fiscal year, we have not had a significant change in outlook for our areas of organic investment outlined at the beginning of the year. The areas where we do have additional color to share are: • Share-based compensation expense for the full year is now expected to be $45 million - $47 million. Our new long-term incentive program has been implemented and the fair value of the awards are higher than initially estimated based on the share price at the grant date which was not yet known at the time of our prior commentary. Additionally, in the first quarter we accelerated the vesting of equity awards from an acquisition- related employment contract, which added $3.4 million to our SBC expense. • Unplanned discrete profit impacts in the first quarter (e.g. the change in earn-out liability for WIRmachenDRUCK) have changed our outlook for profit before tax such that our prior GAAP effective tax rate guidance is no longer relevant. The combination of our capital allocation approach and GAAP influences beyond our control (such as changes in contingent consideration or non-operational non-cash gains or losses from currency movements) can cause a range of possibilities for our full year profit before tax. Though our first quarter tax provision was a benefit, it's important to note that we expect our GAAP tax provision for the year to be an expense as we will owe income taxes in certain jurisdictions regardless of whether we have GAAP losses or profits on a consolidated basis. We continue to expect our cash taxes to be higher than our GAAP tax provision for the next couple years as we continue to benefit on a GAAP basis from NOLs that we don't expect to benefit from on a cash basis for at least a few more years. Year over year, we expect to pay significantly higher cash taxes as we expect profits to grow in higher-tax jurisdictions and in FY16 we benefited from an $8.5 million tax refund related to prior periods. Cimpress N.V. Q1 FY2017 Earnings Presentation 19

In summary, we maintain our clear priorities strategically and financially. Though it is difficult to decipher without detailed analysis, we've had a good start to fiscal 2017. We believe the capital we are allocating across our business, as a weighted average portfolio, is solidifying our leadership in mass customization and continuing to drive our intrinsic value per share. Cimpress N.V. Q1 FY2017 Earnings Presentation 20

Cimpress N.V. Q1 FY2017 Earnings Presentation Q&A Session Please go to ir.cimpress.com for the live Q&A call at 7:30 am EDT on October 27, 2016 Q1 Fiscal Year 2017 Financial and Operating Results Supplement

Cimpress N.V. Q1 FY2017 Earnings Presentation 23 (1) Please see non-GAAP reconciliation to reported revenue growth rates at the end of this presentation. Revenue Growth Rates Consolidated FY14 FY15 FY16 Consolidated, constant-currency growth* 8% 23% 24% Constant-currency growth excluding TTM Acquisitions* 4% 9% 11% 24 Reported Revenue by Segment Quarterly, USD in millions (1) For a description of acquisition and joint ventures that are excluded from constant currency growth, please see reconciliation to reported revenue growth rates at the end of this presentation. Q1 FY2017 Vistaprint business unit 64% of total revenue 7% y/y growth 8% y/y constant currency growth Upload and Print business units 30% of total revenue 72% y/y growth 73% y/y constant currency growth 12% y/y constant currency growth ex. acquisitions in the last 12 months (1) All Other business units 6% of total revenue (17)% y/y growth (19)% y/y constant currency growth

Cimpress N.V. Q1 FY2017 Earnings Presentation 25 Reported Revenue Growth 26 Organic Constant Currency Revenue Growth (excl. TTM acquisitions)

Consolidated

Share-Based Compensation

Quarterly, USD in millions


$7.9
$5.6
$5.9
$5.7
$6.4
$6.6
$5.3
$6.2
$6.1
$6.0
$5.6
$11.6
Q2FY14
Q3FY14
Q4FY14
Q1FY15
Q2FY15
Q3FY15
Q4FY15
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
FY14 $27.8
FY15 $24.1
FY16 $23.8

Note: Share-based compensation excludes SBC-related tax adjustment. Q2 FY14 includes expense related to the RSA grants as part of the Webs acquisition. Q1 FY17 includes modification expense related to the RSA grant as part of the Tradeprint acquisition, as well as the effect of our new shareholder-approved LTI program which includes performance share units which have a different accounting treatment than restricted share units.

27

Consolidated

Balance Sheet Highlights

Balance sheet highlights, USD in millions, at period end	9/30/2015	12/31/2015	3/31/2016	6/30/2016	9/30/2016
Total assets	$1,343.7	$1,302.5	$1,486.5	$1,463.9	$1,456.3
Cash and cash equivalents	$93.8	$73.2	$76.7	$77.4	$53.6
Total current assets	$217.4	$197.4	$204.2	$200.8	$175.2
Property, plant and equipment, net	$495.1	$490.6	$497.2	$493.2	$495.2
Goodwill and intangible assets	$564.2	$540.7	$706.8	$683.0	$680.2
Total liabilities	$1,168.5	$1,079.6	$1,269.9	$1,232.5	$1,243.9
Current liabilities	$311.9	$340.0	$338.0	$335.9	$331.7
Long-term debt	$637.3	$528.4	$676.8	$656.8	$654.3
Shareholders' Equity attributable to Cimpress NV	$109.7	$157.7	$151.4	$165.7	$147.2
Treasury shares (in millions)	12.7	12.6	12.6	12.5	12.4

28

Cimpress N.V. Q1 FY2017 Earnings Presentation

Cimpress N.V. Q1 FY2017 Earnings Presentation Appendix Including a Reconciliation of GAAP to Non-GAAP Financial Measures 30 About Non-GAAP Financial Measures • To supplement Cimpress' consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted EBITDA, free cash flow, trailing twelve month return on invested capital, adjusted NOPAT, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions and joint ventures from the past twelve months. Please see the next two slides for definitions of these items. • The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this presentation. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures. • Cimpress' management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or benefits or discrete cash charges or benefits that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Cimpress' historical performance and our competitors’ operating results.

Non-GAAP Financial Measures Definitions

Non-GAAP Measure	Definition
Free Cash Flow	FCF = Cash flow from operations – capital expenditures – purchases of intangible assets not related to acquisitions – capitalized software expenses + payment of contingent consideration in excess of acquisition-date fair value + gains on proceeds from insurance
Adjusted Net Operating Profit After Tax (Adjusted NOPAT)	Adjusted NOPAT = GAAP operating income - cash taxes attributable to the current period (see definition below) + the impact of M&A related items including acquisition-related amortization and depreciation, the change in fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense + the impact of unusual items such as discontinued operations, restructuring charges, and impairments - interest expense related to our Waltham office lease + realized gains or losses from currency forward contracts that are not included in operating income as we do not apply hedge accounting
Cash Taxes Attributable to the Current Period included in Adjusted NOPAT	As part of our calculation of adjusted NOPAT, we subtract the cash taxes attributable to the current period operations, which we define as the actual cash taxes paid or to be paid adjusted for any non-operational items and excluding the excess tax benefit from equity awards.
Adjusted NOP by Segment (1)	Adjusted Net Operating Profit as defined above in adjusted NOPAT definition, less cash taxes which are not allocated to segments.
Trailing Twelve Month Return on Invested Capital	ROIC = adjusted NOPAT / (debt + redeemable non-controlling interest + total shareholders equity – excess cash) Adjusted NOPAT is defined above. Excess cash is cash and equivalents > 5% of last twelve month revenues; if negative, capped at zero Operating leases have not been converted to debt
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)	Adjusted EBITDA = Operating Income + depreciation and amortization (excluding depreciation and amortization related to our Waltham office lease) + share-based compensation expense + proceeds from insurance + earn-out related charges + certain impairments + realized gains or losses on currency forward contracts - interest expense related to our Waltham office lease
Constant-Currency Revenue Growth	Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period's average exchange rate for each currency to the U.S. dollar
Constant Currency Revenue Growth, excluding TTM Acquisitions	Constant-currency revenue growth excluding revenue from trailing twelve month acquisitions excludes the impact of currency as defined above and, for Q4, revenue from druck.at, Easyflyer, Exagroup, Alcione, Tradeprint, and WIRmachenDRUCK.
Two-year stacked constant-currency organic revenue growth	Two-year stacked growth is computed by adding the revenue growth from the the current period referenced and that of the same fiscal period ended twelve months prior. Constant-currency revenue growth excluding revenue from trailing twelve month acquisitions is defined directly above.

(1)As defined by SEC rules, Adjusted Net Operating Profit by segment is our segment profitability measure, therefore is not considered a non-GAAP measure. We include the reconciliation here for clarity.

31

Reconciliation: Free Cash Flow

In thousands

	Q1FY16	Q1FY17
Net cash provided by operating activities	$27,426	$9,600
Purchases of property, plant and equipment	($24,393)	($19,319)
Purchases of intangible assets not related to acquisitions	($357)	($26)
Capitalization of software and website development costs	($4,910)	($8,312)
Proceeds from insurance related to investing activities	$2,075	$—
Free cash flow	($159)	($18,057)

Reference:

Value of capital leases	$2,393	$2,077

32

Cimpress N.V. Q1 FY2017 Earnings Presentation

Reconciliation: Free Cash Flow

TTM, In thousands

	TTM Q1FY15	TTM Q2FY15	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17
Net cash provided by operating activities	$205,923	$249,650	$245,942	$242,022	$216,509	$212,151	$242,140	$247,356	$229,530
Purchases of property, plant and equipment	($71,229)	($64,905)	($68,228)	($75,813)	($83,522)	($84,410)	($88,349)	($80,435)	($75,361)
Purchases of intangible assets not related to acquisitions	($263)	($279)	($252)	($250)	($522)	($507)	($502)	($476)	($145)
Capitalization of software and website development costs	($11,474)	($12,779)	($14,927)	($17,323)	($18,694)	($22,001)	($22,990)	($26,324)	($29,726)
Payment of contingent consideration in excess of acquisition-date fair value	$—	$—	$1,249	$8,055	$8,055	$8,055	$6,806	$8,613	$8,613
Proceeds from insurance related to investing activities	$—	$—	$—	$—	$2,075	$3,624	$3,624	$3,624	$1,549
Free cash flow	$122,957	$171,687	$163,784	$156,691	$123,901	$116,912	$140,729	$152,358	$134,460

Reference:

Value of capital leases	$3,501	$10,061	$10,061	$13,193	$12,385	$6,449	$11,301	$8,160	$7,844

Note: During fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring a change related to the presentation of excess tax benefits on the consolidated statement of cash flows, which we elected to apply on a retrospective basis for all periods shown on this slide.

33

Reconciliation: Adjusted NOPAT

Quarterly, In thousands

	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17
GAAP operating (loss) income	$16,859	$59,888	$4,341	$15,236	$12,085	$67,609	($17,531)	$16,030	($27,808)
Less: Cash taxes attributable to current period (see below)	($5,313)	($7,353)	($4,666)	($7,656)	($6,833)	($4,362)	($8,392)	($12,649)	($7,419)
Exclude expense (benefit) impact of:									
Acquisition-related amortization and depreciation	$6,908	$5,468	$4,515	$7,374	$9,782	$9,655	$10,879	$10,518	$10,213
Earn-out related charges (1)	$3,677	$3,701	$7,512	$385	$289	$3,413	$883	$1,793	$16,247
Share-based compensation related to investment consideration	$497	$1,100	$1,499	$473	$802	$1,735	$1,168	$1,130	$4,103
Certain impairments (2)	$—	$—	$—	$—	$—	$3,022	$37,582	$1,216	$—
Restructuring costs	$—	$154	$520	$2,528	$271	$110	$—	$—	$—
Less: Interest expense associated with Waltham lease	$—	$—	$—	$—	($350)	($2,001)	($1,975)	($1,961)	($1,970)
Include: Realized gains on currency forward contracts not included in operating income	($17)	$4,178	$1,802	$1,487	$316	$3,319	$1,391	$837	$1,888
Adjusted NOPAT	**$22,611**	**$67,136**	**$15,523**	**$19,827**	**$16,362**	**$82,500**	**$24,005**	**$16,914**	**($4,746)**

Cash taxes paid in the current period (3)	$5,296	$2,261	$3,089	$3,639	$4,709	$6,036	$344	$8,661	$8,555
Less: cash taxes (paid) received and related to prior periods (3)	($2,860)	($588)	($1,103)	($925)	$359	($2,463)	$4,760	($1,722)	($4,227)
Plus: cash taxes attributable to the current period but not yet (received) paid	$936	$608	$1,420	$3,703	$921	$718	$2,343	$5,316	($350)
Plus: cash impact of excess tax benefit on equity awards attributable to current period	$2,796	$5,927	$2,115	$2,094	$1,709	$936	$1,705	$1,224	$4,264
Less: installment payment related to the transfer of IP in a prior year	($855)	($855)	($855)	($855)	($865)	($865)	($760)	($830)	($823)
Cash taxes attributable to current period	$5,313	$7,353	$4,666	$7,656	$6,833	$4,362	$8,392	$12,649	$7,419

(1)Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2)Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."
(3)For Q3 FY16, cash taxes paid in the current period includes a cash tax refund of $8,479, which is subsequently eliminated from cash taxes attributable to the current period as it relates to a refund of prior years' taxes generated as a result of prior year excess share-based compensation deduction. Therefore the impact is not included in adjusted NOPAT for the current period.

34

Cimpress N.V. Q1 FY2017 Earnings Presentation

Cimpress N.V. Q1 FY2017 Earnings Presentation 35 (1)Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment. (2)Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350- "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment." (3)For TTM Q3FY16, Q4FY16, and Q1FY17 cash taxes paid in the current period includes a cash tax refund of $8,479, which is subsequently eliminated from cash taxes attributable to the current period as it relates to a refund of prior years' taxes generated as a result of prior year excess share-based compensation deduction. Therefore the impact is not included in adjusted NOPAT for the current period. Reconciliation: Adjusted NOPAT TTM, In thousands TTM Q1FY15 TTM Q2FY15 TTM Q3FY15 TTM Q4FY15 TTM Q1FY16 TTM Q2FY16 TTM Q3FY16 TTM Q4FY16 TTM Q1FY17 GAAP operating (loss) income $94,364 $101,730 $100,832 $96,324 $91,550 $99,271 $77,399 $78,193 $38,300 Less: Cash taxes attributable to current period (see below) ($20,145) ($21,189) ($20,573) ($24,988) ($26,508) ($23,517) ($27,243) ($32,236) ($32,822) Exclude expense (benefit) impact of: Acquisition-related amortization and depreciation $17,327 $20,442 $22,728 $24,264 $27,138 $31,325 $37,690 $40,834 $41,265 Earn-out related charges (1) $5,869 $9,570 $17,082 $15,275 $11,887 $11,599 $4,970 $6,378 $22,336 Share-based compensation related to investment consideration $2,866 $2,037 $3,536 $3,569 $3,874 $4,509 $4,178 $4,835 $8,136 Certain impairments (2) $0 $0 $0 $0 $0 $3,022 $40,604 $41,820 $41,820 Restructuring costs $5,980 $3,148 $3,540 $3,202 $3,473 $3,429 $2,909 $381 $110 Less: Interest expense associated with Waltham lease $0 $0 $0 $0 ($350) ($2,351) ($4,326) ($6,287) ($7,907) Include: Realized gains on currency forward contracts not included in operating income ($1,856) ($148) $3,786 $7,450 $7,783 $6,924 $6,513 $5,863 $7,435 Adjusted NOPAT $104,405 $115,590 $130,931 $125,096 $118,847 $134,211 $142,694 $139,781 $118,673 Cash taxes paid in the current period (3) $21,097 $16,597 $16,470 $14,285 $13,698 $17,473 $14,728 $19,750 $23,596 Less: cash taxes (paid) received and related to prior periods (3) ($7,665) ($6,780) ($7,839) ($5,476) ($2,257) ($4,132) $1,731 $934 ($3,652) Plus: cash taxes attributable to the current period but not yet paid $4,112 $4,132 $4,449 $6,667 $6,652 $6,762 $7,685 $9,298 $8,027 Plus: cash impact of excess tax benefit on equity awards attributable to current period $6,027 $10,664 $10,915 $12,932 $11,845 $6,854 $6,444 $5,574 $8,129 Less: installment payment related to the transfer of IP in a prior year ($3,426) ($3,424) ($3,422) ($3,420) ($3,430) ($3,440) ($3,345) ($3,320) ($3,278) Cash taxes attributable to current period $20,145 $21,189 $20,573 $24,988 $26,508 $23,517 $27,243 $32,236 $32,822 36 Note: The following factors, among others, may limit the comparability of adjusted net operating profit by segment: • We do not allocate support costs across operating segments or corporate and global functions. • Some of our acquired business units in our Upload and Print business units and All Other business units segments are burdened by the costs of their local finance, HR, and other administrative support functions, whereas other business units leverage our global functions and do not receive an allocation for these services. • Our All Other business units reporting segment includes our Most of World business unit, which has adjusted NOP losses as it is in its early stage of investment relative to the scale of the underlying business. Adjusted NOP by segment may be different than the major investment assessment that we publish via letter to investors at year end, where we do estimate and allocate some of the costs included in the “Corporate and global functions” expense category. (1) Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment. (2) Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350- "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment." Reconciliation: Adjusted NOP by Segment Quarterly, In thousands Adjusted Net Operating Profit (NOP): Q1 FY15 Q2 FY15 Q3 FY15 Q4 FY15 Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1FY17 Vistaprint business unit $69,308 $107,396 $67,628 $72,775 $64,462 $115,734 $77,638 $83,996 $58,217 Upload and Print business units $4,634 $5,621 $3,229 $11,535 $11,450 $15,520 $16,336 $18,895 $16,114 All Other business units $1,433 $9,031 $854 ($579) ($1,085) $6,881 ($3,866) ($10,702) ($9,609) Total $75,375 $122,048 $71,711 $83,731 $74,827 $138,135 $90,108 $92,189 $64,722 Corporate and global functions ($47,434) ($51,737) ($53,324) ($57,734) ($51,948) ($54,592) ($59,102) ($63,463) ($63,937) Acquisition-related amortization and depreciation ($6,908) ($5,468) ($4,515) ($7,374) ($9,782) ($9,655) ($10,879) ($10,518) ($10,213) Earn-out related charges (1) ($3,677) ($3,701) ($7,512) ($386) ($289) ($3,413) ($883) ($1,793) ($16,247) Share-based compensation related to investment consideration ($497) ($1,100) ($1,499) ($473) ($802) ($1,735) ($1,168) ($1,130) ($4,103) Certain impairments (2) $— $— $— $— $— ($3,022) ($37,582) ($1,216) $— Restructuring charges $— ($154) ($520) ($2,528) ($271) ($110) $— $— $— Interest expense for Waltham lease $— $— $— $— $350 $2,001 $1,975 $1,961 $1,970 Total income (loss) from operations $16,859 $59,888 $4,341 $15,236 $12,085 $67,609 ($17,531) $16,030 ($27,808)

Reconciliation: ROIC

TTM, In thousands except percentages

	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1FY17
Total Debt	$443,293	$391,761	$421,586	$514,095	$655,317	$547,726	$696,647	$678,511	$682,521
Redeemable Non-Controlling Interest	$10,109	$9,466	$12,698	$57,738	$65,120	$64,833	$64,871	$65,301	$64,949
Total Shareholders Equity	$216,185	$257,835	$235,927	$249,419	$110,072	$158,054	$151,783	$166,076	$147,488
Excess Cash (1)	$—	($7,972)	($61,617)	($28,874)	($33,271)	$—	$—	$—	$—
Invested Capital (2)	$669,587	$651,090	$608,594	$792,378	$797,238	$770,613	$913,301	$909,888	$894,958
Average Invested Capital (2)	$572,293	$619,944	$654,364	$680,412	$712,325	$742,206	$818,383	$847,760	$872,190

	TTM Q1FY15	TTM Q2FY15	TTM Q3FY15	TTM Q4FY15	TTM Q1 FY16	TTM Q2 FY16	TTM Q3 FY16	TTM Q4 FY16	TTM Q1 FY17
TTM Adjusted NOPAT	$104,405	$115,590	$130,931	$125,096	$118,847	$134,211	$142,694	$139,781	$118,673
Average Invested Capital (2) (From above)	$572,293	$619,944	$654,364	$680,412	$712,325	$742,206	$818,383	$847,760	$872,190
TTM Adjusted ROIC	18%	19%	20%	18%	17%	18%	17%	16%	14%

(1) Excess cash is cash and equivalents > 5% of last twelve month revenues; if negative, capped at zero.
(2) Average invested capital represents a four quarter average of total debt, redeemable non-controlling interests and total shareholder equity, less excess cash

37

Reconciliation: Adjusted EBITDA

Quarterly, In thousands

	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1 FY17
GAAP Operating income (loss)	$16,859	$59,888	$4,341	$15,236	$12,085	$67,609	($17,531)	$16,030	($27,808)
Depreciation and amortization	$24,459	$22,895	$22,325	$27,808	$30,226	$31,805	$34,561	$35,527	$35,541
Waltham lease depreciation adjustment	$0	$0	$0	$0	($328)	($1,045)	($1,030)	($1,030)	($1,030)
Share-based compensation expense	$5,742	$6,384	$6,638	$5,311	$6,190	$6,066	$5,897	$5,619	$11,571
Proceeds from Insurance	$0	$0	$0	$0	$1,584	$1,553	$0	$824	$650
Interest expense for Waltham lease	$0	$0	$0	$0	($350)	($2,001)	($1,975)	($1,961)	($1,970)
Earn-out related charges	$3,677	$3,701	$7,512	$386	$289	$3,413	$883	$1,793	$16,247
Certain Impairments	$0	$0	$0	$0	$0	$3,022	$37,582	$1,216	$0
Realized gain/(loss) on currency forward contracts	($17)	$4,178	$1,802	$1,487	$316	$3,319	$1,391	$837	$1,888
Adjusted EBITDA (1,2)	$50,720	$97,046	$42,618	$50,228	$50,012	$113,741	$59,778	$58,855	$35,089

Note: In Q3 FY16 the definition of adjusted EBITDA used in external reporting was modified to include certain impairment charges and adjust for depreciation related to a our Waltham lease resulting in a change to adjusted EBITDA for Q1 and Q2 FY16.
(1) This presentation uses the definition of adjusted EBITDA as outlined above and therefore does not include the pro-forma impact of acquisitions; however, the senior unsecured notes' covenants allow for the inclusion of pro-forma impacts to adjusted EBITDA.
(2) Adjusted EBITDA includes 100% of the results of our consolidated subsidiaries and therefore does not give effect to adjusted EBITDA attributable to non-controlling interests. This is to most closely align to our debt covenant and cash flow reporting.

38

Cimpress N.V. Q1 FY2017 Earnings Presentation

Reconciliation: Adjusted EBITDA

TTM, In thousands

	TTM Q1FY15	TTM Q2FY15	TTM Q3FY15	TTM Q4FY15	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17
GAAP Operating income (loss)	$94,364	$101,730	$100,832	$96,324	$91,550	$99,271	$77,399	$78,193	$38,300
Depreciation and amortization	$81,115	$87,171	$92,615	$97,487	$103,254	$112,164	$124,400	$132,119	$137,434
Waltham lease depreciation adjustment	$0	$0	$0	$0	($328)	($1,373)	($2,403)	($3,433)	($4,135)
Share-based compensation expense	$25,142	$23,653	$24,700	$24,075	$24,523	$24,205	$23,464	$23,772	$29,153
Proceeds from Insurance	$0	$0	$0	$0	$1,584	$3,137	$3,137	$3,961	$3,027
Interest expense for Waltham lease	$0	$0	$0	$0	($350)	($2,351)	($4,326)	($6,287)	($7,907)
Earn-out related charges	$5,869	$9,570	$17,082	$15,276	$11,888	$11,600	$4,971	$6,378	$22,336
Certain Impairments	$0	$0	$0	$0	$0	$3,022	$40,604	$41,820	$41,820
Realized gain/(loss) on currency forward contracts	($6,712)	($148)	$3,786	$7,450	$7,783	$6,924	$6,513	$5,863	$7,435
Adjusted EBITDA (1,2)	$199,778	$221,976	$239,015	$240,612	$239,904	$256,599	$273,759	$282,386	$267,463

Note: In Q3 FY16 the definition of adjusted EBITDA used in external reporting was modified to include certain impairment charges and adjust for depreciation related to our Waltham lease resulting in a change to adjusted EBITDA for Q1 and Q2 FY16.
(1) This deck uses the definition of adjusted EBITDA as outlined above and therefore does not include the pro-forma impact of acquisitions; however, the senior unsecured notes' covenants allow for the inclusion of pro-forma impacts to adjusted EBITDA.
(2) Adjusted EBITDA includes 100% of the results of our consolidated subsidiaries and therefore does not give effect to adjusted EBITDA attributable to non-controlling interests. This is to most closely align to our debt covenant and cash flow reporting.

39

Reconciliation: Constant-Currency/ex. TTM Acquisitions Revenue Growth Rates

Quarterly

Vistaprint business unit	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3 FY16	Q4 FY16	Q1 FY17
Reported revenue growth	5%	3%	4%	5%	2%	3%	8%	11%	7%
Currency Impact	1%	4%	7%	6%	6%	5%	2%	1%	1%
Revenue growth in constant currency	6%	7%	11%	11%	8%	8%	10%	12%	8%

Upload and Print business units	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3 FY16	Q4 FY16	Q1 FY17
Reported revenue growth	n/a	n/a	n/a	74%	98%	112%	201%	94%	72%
Currency Impact	n/a	n/a	n/a	26%	21%	16%	2%	(2)%	1%
Revenue growth in constant currency	n/a	n/a	n/a	100%	118%	128%	203%	92%	73%
Impact of TTM Acquisitions	n/a	n/a	n/a	(66)%	(87)%	(97)%	(178)%	(71)%	(61)%
Revenue growth in constant currency excl. TTM acquisitions	n/a	n/a	n/a	34%	31%	31%	25%	21%	12%

All Other business units	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3 FY16	Q4 FY16	Q1 FY17
Reported revenue growth	24%	44%	13%	(5)%	(6)%	(4)%	(7)%	(8)%	(17)%
Currency Impact	—%	5%	12%	12%	14%	12%	4%	—%	(2)%
Revenue growth in constant currency	24%	48%	26%	7%	7%	8%	(3)%	(8)%	(19)%
Impact of TTM Acquisitions	(13)%	(40)%	(10)%	(11)%	(4)%	—%	—%	—%	—%
Revenue growth in constant currency excl. TTM acquisitions	11%	8%	16%	(4)%	4%	8%	(3)%	(8)%	(19)%

Note: In Q4 FY2015, we recognized deferred revenue related to group buying activities, a net $3.7 million headwind to Vistaprint business unit year-over-year growth rate in Q4 FY2016.
Q1 FY2017 Upload & Print revenue growth in constant currency excluding TTM acquisitions excludes the impact of currency and revenue from Alcione, Tradeprint and WIRmachenDRUCK.

40

Cimpress N.V. Q1 FY2017 Earnings Presentation

Reconciliation: Constant-Currency/ex. TTM Acquisition Revenue Growth Rates

Quarterly

	Q2FY14	Q3FY14	Q4FY14	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3 FY16	Q4 FY16	Q1 FY17
Reported Revenue Growth	6%	(1)%	21%	21%	19%	19%	13%	13%	13%	29%	26%	18%
Currency Impact	—%	—%	(2)%	—%	4%	7%	9%	8%	7%	2%	—%	1%
Revenue Growth in Constant Currency	6%	(1)%	19%	21%	23%	26%	22%	21%	20%	31%	26%	19%
Impact of TTM Acquisitions & JVs	—%	—%	(15)%	(15)%	(16)%	(15)%	(9)%	(10)%	(10)%	(21)%	(15)%	(13)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%
Reported revenue growth rate ex. TTM acquisitions & JVs	6%	(1)%	5%	6%	3%	4%	3%	3%	3%	8%	11%	6%
Reported revenue growth rate ex. TTM acquisitions & JVs	6%	(1)%	5%	6%	3%	4%	3%	3%	3%	8%	11%	6%

Note: Q1 FY2017 total company revenue growth in constant currency excluding TTM acquisitions and joint ventures excludes the impact of currency and revenue from Alcione, Tradeprint and WIRmachenDRUCK.

41

Reconciliation: Constant-Currency/ex. TTM Acquisition Revenue Growth Rates

Annual

Total Company	FY14	FY15	FY16
Reported Revenue Growth	9.0%	18.0%	20.0%
Currency Impact	(1.0)%	5.0%	4.0%
Revenue Growth in Constant Currency	8.0%	23.0%	24.0%
Impact of TTM Acquisitions & JVs	(4.0)%	(14.0)%	(13.0)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	4.0%	9.0%	11.0%

42

Cimpress N.V. Q1 FY2017 Earnings Presentation

Reconciliation: Two-year stacked constant-currency organic revenue growth

Quarterly

	Q1FY13	Q2FY13	Q3FY13	Q4FY13	Q1FY14	Q2FY14	Q3FY14	Q4FY14	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17
Reported Revenue Growth	18%	16%	12%	12%	9%	6%	(1)%	21%	21%	19%	19%	13%	13%	13%	29%	26%	18%
Currency Impact	5%	1%	—%	—%	—%	—%	—%	(2)%	—%	4%	7%	9%	8%	7%	2%	—%	1%
Revenue Growth in Constant Currency	23%	17%	12%	12%	9%	6%	(1)%	19%	21%	23%	26%	22%	21%	20%	31%	26%	19%
Impact of TTM Acquisitions & JVs	(10)%	3%	(1)%	—%	—%	—%	—%	(15)%	(15)%	(16)%	(15)%	(9)%	(10)%	(10)%	(21)%	(15)%	(13)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	13%	14%	11%	12%	9%	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%

2 Year Stacked	Q1'13+ Q1'14	Q2'13+ Q2'14	Q3'13+ Q3'14	Q4'13+ Q4'14	Q1'14+ Q1'15	Q2'14+ Q2'15	Q3'14+ Q3'15	Q4'14+ Q4'15	Q1'15+ Q1'16	Q2'15+ Q2'16	Q3'15+ Q3'16	Q4'15+ Q4'16	Q1'16+ Q1'17
Year 1	13%	14%	11%	12%	9%	6%	(1)%	4%	6%	7%	11%	13%	11%
Year 2	9%	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%
Year 1 + Year 2	22%	20%	10%	16%	15%	13%	10%	17%	17%	17%	21%	24%	17%

Note: Q1 FY2017 total company revenue growth in constant currency excluding TTM acquisitions and joint ventures excludes the impact of currency and revenue from Alcione, Tradeprint and WIRmachenDRUCK.

43

Cimpress N.V. Q1 FY2017 Earnings Presentation